July 15, 1996

Mr. Tom Allen                                                FAX # 203-975-3907
Sr. Account Executive
Chrysler Capital
225 High Ridge Road
Stamford, CT 06905-3032

Dear Mr. Allen:

This will confirm an agreement which I have developed with Frank Diceglie relating to the possible pre-payment by Iron Mountain of its subordinated note held by Chrysler Capital Corporation. We are considering such pre-payment in connection with a public offering of senior subordinated notes planned to be made later this summer. We offered Chrysler the opportunity to exchange its note for notes to be registered in the offering, but Chrysler has declined this opportunity. We understand that Chrysler would prefer either to hold the note it presently has or accept a pre-payment thereof which would include a negotiated pre-payment penalty.

Chrysler has proposed and Iron Mountain agrees that if Iron Mountain elects to prepay, the pre-payment penalty will be $1,400,000 as of September 1, 1996. We have also agreed that if the pre-payment occurs at a date before or after September 1, the pre-payment will be adjusted respectively by an increase or decrease in the amount of $1,216.67 per day.

If the foregoing correctly sets forth our understanding, please have this letter countersigned by an authorized official of Chrysler Capital Corporation and return it to me by mail or fax at 617-350-7881. To the extent that additional documentation is required to implement the pre-payment, it will be prepared by our counsel and forwarded for Chrysler's approval. In the meantime, this letter is intended to express our agreement on the matter so that Iron Mountain may plan appropriately.

If you have any questions, please call me at 617-357-6966 ext. 210.

Sincerely

/s/ Eugene B. Doggett
Eugene B. Doggett
Executive Vice President & CFO                    Accepted
                                                  Chrysler Capital Corporation

                                                  /s/ Linda A. Harvey